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                                     [LOGO]
                                                              September 23, 1997

Dear Fellow Circon Shareholders:

    Circon's sales and profits are growing strongly as shown in the attached news release. As the Company's strategic plan continues to unfold, the value of the Company will grow.

    United States Surgical Corporation ("USSC") wants this value for themselves and they want to pay as little as possible. They have spent millions of dollars to further their cause sending our shareholders multiple mailings, publishing full page newspaper ads, and calling nearly every shareholder. Why? Because they expect to make ENORMOUS PROFITS by acquiring Circon at a bargain price.

    As part of their strategy, USSC has nominated two Directors to our Board and proposed a resolution calling for a prompt sale of the Company. Our Board has carefully considered the USSC Director Nominees, the USSC resolution and the USSC tender offer. The Board's overwhelming conclusion:

                   NOW IS THE WRONG TIME TO SELL CIRCON, AND
                        DON'T VOTE FOR THE USSC NOMINEES

    We think you will reach the same conclusion if you consider these facts:

    1. Current results show that the Circon strategic plan is working - sales and profits are accelerating. Selling the Company now, deprives shareholders of the real value of an investment in Circon.

    2. Circon's Director Nominees want to maximize the value of the Circon investment for you, our shareholders.

    3. The hand-picked and paid USSC Nominees are NOT INDEPENDENT. They have a stated intention of forcing a quick sale of the Company, which is not in the best interests of the Circon shareholders.

    4. Bear, Stearns & Co. Inc., investment bankers, after extensive study have concluded that the "U.S. Surgical tender offer is inadequate from a financial point of view, to the shareholders of Circon (excluding U.S. Surgical and its affiliates)."(1)

    5. Circon's unique strategic position in the market place warrants a premium well above any of the offers made by USSC.

    Take the action that is in YOUR best interest, NOT the best interest of USSC. VOTE THE WHITE CARD FOR CIRCON. Even if you have already voted the blue card, you can revoke your vote now by executing the WHITE card today or by simply calling our proxy solicitor D.F. King at 800-628-8510. Ask for Ann Bekesh or John Cornwell. They can also answer any questions you may have regarding voting your proxy.

    For more information about the five points mentioned above, please call D.F. King or read the more detailed information that follows.
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1.  CIRCON'S RECENT RESULTS SHOW SOLID GROWTH IN REVENUES AND PROFITABILITY

    The enclosed financial data for the most recent three month period (June, July & August) shows both revenues and profits increasing and accelerating significantly compared to the same period last year. We view this solid upward movement as very positive and we are striving to make further gains.

    The Circon Board believes IT IS AN INAPPROPRIATE TIME TO SELL THE COMPANY NOW BECAUSE OUR STRATEGIC BUSINESS PLAN HAS POTENTIAL TO SIGNIFICANTLY INCREASE CIRCON'S PROFITABILITY and stock price. USSC knows Circon is in the middle of carrying out its strategic plan and that Circon is cheaper now than it will be as the plan continues to be achieved. However, the result for you, the Circon shareholder, is that you potentially get less now from a sale of the Company than you would later, as the plan is realized.

    Circon's strategic plan is highlighted in the Annual Report which was sent to you in our last mailing (for additional copies please call 805-685-5100). The central themes of this plan include:

    - Sales increases resulting from the introduction of numerous new products in each of the next four quarters.

    - Introduction of a major new gynecological procedure by Circon and its medical consultants next quarter.

    - The implementation of a comprehensive COST REDUCTION PROGRAM designed to lower expenses, including SALARY CUTS FOR TOP MANAGEMENT IF RESULTS ARE NOT ACHIEVED EACH QUARTER.

2.  CIRCON SHAREHOLDERS WILL BE BEST SERVED BY THE CIRCON NOMINEES

    As substantial owners of Circon Common Stock, the Board members of Circon have one primary objective: to maximize the value of an investment in Circon for all shareholders. Our Directors are not highly paid or entitled to abundant perks for serving on our Board. There is no motive for them to prolong their directorships. Instead, they are interested in what is in the best interests of the Circon shareholders. In other words, our interests and your interests are the same. USSC, HOWEVER, WANTS TO ACQUIRE CIRCON FOR THE LOWEST POSSIBLE PRICE.

    - In voting your shares, ask yourself who is in a better position to represent your interests:

           THE TWO CIRCON DIRECTORS WHO COLLECTIVELY OWN 1.6 MILLION SHARES OF CIRCON STOCK;
                                       OR

           THE TWO HAND-PICKED USSC NOMINEES, EACH GIVEN 6,963 SHARES BY USSC PRESUMABLY TO FURTHER USSC'S OBJECTIVES OF
           ACQUIRING CIRCON FOR THE LOWEST POSSIBLE PRICE?

    - The Board is closely monitoring the Company's performance under the strategic plan and will consider alternative strategies including a merger or sale if it becomes appropriate to do so.

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3.  THE USSC NOMINEES HAVE THE SAME AGENDA AS USSC

    USSC is not interested in maximizing value for Circon shareholders. On the contrary, their sole objective is to ACQUIRE CIRCON FOR THE LOWEST POSSIBLE PRICE. What better way to accomplish this objective than to elect two hand-picked, highly paid members to our Board with an agenda to force a prompt sale of the Company? Consider the facts about USSC and their Nominees.

    - The two USSC Nominees are being PAID $100,000 IN CIRCON STOCK BY USSC, and USSC has agreed to pay all of their expenses presumably to further USSC's objectives.

    - USSC Nominees would have a conflict of interest during deliberations of Circon's Board on matters relating to USSC and would be caught between their loyalty to USSC and their fiduciary duty to Circon shareholders. Are these the individuals you want negotiating with USSC on your behalf?

    - USSC is also indemnifying their Nominees against certain liabilities. In other words, the USSC Nominees potentially do not have any personal exposure if they breach their fiduciary duty to the shareholders of Circon by taking actions which are in the best interests of USSC rather than the other Circon shareholders.

    - USSC's proxy materials state "If elected, U.S. Surgical's Nominees will seek to convince other members of Circon's Board to vote with them to pursue the prompt sale of Circon..." If these Nominees are truly independent and not simply agents for USSC how can USSC be so sure of what position they will take on this critical issue? The Nominees appear to have already made up their minds to sell the Company without even talking to the Company's management about the alternatives.

    - Appointing two USSC members to the Circon Board will disrupt meetings and distract the Board and Management from pursuing their strategic plan.

4.  CIRCON'S INVESTMENT ADVISORS ANALYZED THE TENDER OFFER

    In considering these issues, the Board sought the assistance of Bear, Stearns & Co. Inc. who have served as financial advisors to the Company. Bear, Stearns & Co. Inc., after extensive study, concluded that the "U.S. Surgical tender offer is inadequate from a financial point of view, to the shareholders of Circon (excluding U.S. Surgical and its affiliates)."(1)

5.  CIRCON'S STRATEGIC MARKET POSITION MAKES IT WORTH MUCH MORE THAN USSC'S
  OFFER

    Circon's strategic market position enables the Company to capitalize on positive industry trends. Given the growth projected for the minimally invasive surgery markets, Circon is now poised for further expansion and profit growth. The anticipated result is increased wealth for our shareholders.

    - According to an independent research report, Circon is the "clear leader" in the urological endoscopy market and has a leading position in the gynecology market.

    - Circon has the largest sales force and the largest installed base for urology and gynecology in the United States.

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    - Circon has the most advanced technology for endoscopes and related equipment in the world. Endoscope systems are the core product for all minimally invasive surgical procedures, a major growth market, and would substantially enhance USSC's market position.

    - Other companies have tried to duplicate our products and failed. The only other manufacturers of this equipment are two private German companies and one Japanese conglomerate.

                                   CONCLUSION
               MAKE THE RIGHT CHOICE - VOTE THE WHITE PROXY CARD

    Circon's objective is to maximize value for Circon shareholders by capitalizing on our strengths. USSC'S OBJECTIVE IS TO CASH OUT ALL OF CIRCON'S SHAREHOLDERS AND CAPTURE THE CURRENT AND POTENTIAL VALUE OF CIRCON FOR THEMSELVES AND THEIR SHAREHOLDERS. They have attempted to discredit management and persuade shareholders to vote against Circon to further their goal. Voting with USSC helps them, not you. Make the right choice. Vote for Circon and give your investment a chance to grow.

    We urge you to re-elect the Circon slate and vote AGAINST the USSC non-binding resolution by executing the enclosed WHITE proxy card and returning it in the pre-paid envelope. Thank you for your support.

                                          On Behalf of Your Board of Directors
                                          Sincerely,
                                          RICHARD A. AUHLL
                                          President and Chairman of the Board

                                   IMPORTANT

        Your vote is important, no matter how many or how few Circon shares you hold. Please sign and date the accompanying WHITE Proxy Card and mail it in the enclosed postage prepaid envelope as promptly as possible, whether or not you expect to attend the meeting. Remember, do not return any BLUE proxy cards sent to you by USSC, not even as a vote of protest.
    If you have already executed a BLUE card you can revoke your vote and vote with Circon at any time prior to the meeting. To do so, please sign and date a WHITE card and mail it in today or simply contact D.F. King at the number listed below. If you have any other questions or require further assistance contact D.F. King as well at (800) 628-8510, Attention: Ann Bekesh or John Cornwell.
------------------------

(1) SHAREHOLDERS ARE URGED TO READ CAREFULLY THE FULL TEXT OF THE WRITTEN OPINION OF BEAR, STEARNS & CO. INC., DATED AUGUST 15, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN. THE OPINION OF BEAR STEARNS, WHICH IS ATTACHED AS AN EXHIBIT TO CIRCON'S SCHEDULE 14D-9 DATED AUGUST 17, 1997 IS DIRECTED TO CIRCON'S BOARD OF DIRECTORS AND RELATES ONLY TO THE ADEQUACY OF THE CONSIDERATION OFFERED PURSUANT TO U.S. SURGICAL'S TENDER OFFER FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A

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       RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER SUCH SHAREHOLDER SHOULD
       TENDER SHARES PURSUANT TO THE TENDER OFFER.

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